Exhibit (a)(5)(A)

PRESS RELEASE

CONTACT:

Bob Marese: (212) 929-5045

Lex Flesher: (212) 929-5397

MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

RISCO LTD. LAUNCHES CASH TENDER OFFER FOR INTERNATIONAL

ELECTRONICS, INC. FOR $3.50 PER SHARE

BOSTON, MA—March 6, 2007 — RISCO Ltd., through Rokonet Industries, U.S.A., Inc., its indirect wholly-owned subsidiary, is today commencing a cash tender offer to purchase all of the outstanding shares of International Electronics, Inc. (OTCBB: IEIB) not already owned by it for $3.50 per share.

The tender offer is currently scheduled to expire at 12:00 midnight, New York City time, on Monday, April 2, 2007, unless the offer is extended.

RISCO has communicated its offer to the Board of Directors of International Electronics, Inc. by letter, a copy of which is attached.

The offer is not subject to or conditioned upon any financing arrangements. The tender offer is subject to customary conditions, including (i) there being validly tendered and not withdrawn before the expiration of the offer a number of shares of International Electronics Inc., which, together with the shares then owned by RISCO Ltd. and its subsidiaries (including Rokonet Industries, U.S.A., Inc.), represents at least 66-2/3% of the total number of shares of International Electronics, Inc. outstanding on a fully-diluted basis, and (ii) RISCO Ltd. being satisfied that the requirements of the Massachusetts Control Share Acquisition Statute and the Massachusetts Business Combination Statute are either inapplicable to the offer to purchase and any potential merger or other business combination thereafter or that such requirements have been satisfied.

MacKenzie Partners, Inc. is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to MacKenzie Partners, Inc.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY INTERNATIONAL ELECTRONICS, INC. COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT ROKONET INDUSTRIES, U.S.A., INC. WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. INTERNATIONAL ELECTRONICS, INC. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ROKONET INDUSTRIES, U.S.A., INC. BY CONTACTING MACKENZIE PARTNERS, INC. TOLL-FREE AT 1-800-322-2885 OR COLLECT AT 1-212-929-5500 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM

[RISCO Letterhead]

BY HAND

By Registered and Certified Mail

Return Receipt Requested

March 6, 2007

Board of Directors

International Electronics, Inc.

427 Turnpike Street

Canton, Massachusetts 02021

Ladies and Gentlemen:

RISCO Ltd. (“RISCO”), beneficial owner of 500 shares of International Electronics, Inc. common stock, has commenced a tender offer to acquire, subject to certain conditions, all of the outstanding shares of International Electronics, Inc. (“IEI”) at a price of $3.50 per share in cash through its wholly-owned subsidiary, Rokonet Industries, U.S.A., Inc. (“Rokonet USA”).

RISCO has attempted to discuss an amicable transaction with IEI management on several occasions over the past several months, and submitted a written acquisition offer for $2.70 per share on October 31, representing a premium over the then trading price of IEI shares of more than 75%. Our proposals have not been met with serious discussion. IEI’s refusal to negotiate with us in good faith has left us no choice but to commence our current offer at this time.

Rationale for Offer.

Our offer represents a premium over the last sale price of IEI’s common stock on March 5, 2007 of more than 17% and a premium over the last sales price of IEI common stock on October 31, 2006, the date of our last offer to acquire IEI, of more than 106%.

As we have maintained in our discussions with IEI management, we believe it is in the best interests of IEI stockholders to enter into a negotiated and definitive acquisition agreement as soon as possible. Unfortunately, to date IEI management has deprived IEI stockholders of an opportunity to make their own decision with respect to a sale of their shares by refusing to discuss our proposal with us in any detail.

Our proposal represents an outstanding opportunity to IEI, its Board of Directors, stockholders and employees at a critical juncture. IEI has generated net losses in each of 12 of its most recent 13 fiscal quarters and its stock price has been largely flat or trending downward for several years, excluding the period following our October 31 offer. IEI has been delisted from NASDAQ and its common stock is extremely illiquid. IEI is on its third outside auditor in less than two years and undoubtedly faces increased burdens of being a public company in light of Sarbanes-Oxley and addressing public company issues driven by news headlines (such as option issuance practices). While IEI may be working hard to execute its strategic plan, there is little evidence that the plan promises to deliver stockholders a return on their investment approaching the immediate return our offer will provide. Our proposal also offers IEI and its employees an exciting opportunity to join a leading multinational integrated security and building management company with a proven track record of successful growth.

Board of Directors

International Electronics, Inc.

March 6, 2007

Demand for Meeting.

RISCO hereby reiterates its demand that IEI convene a special meeting of its stockholders to authorize voting rights for the shares of IEI common stock RISCO and Rokonet USA acquire in the tender offer, which would constitute a “control share acquisition” within the meaning of Chapter 110D of the Massachusetts General Laws (the “Control Share Statute”). We have enclosed a “control share acquisition statement” required by the Control Share Statute. In accordance with § 4 of the Control Share Statute, IEI must call the special meeting within 10 days of the date hereof and the meeting must be held not later than 50 days after the date hereof, or April 25, 2007.

In order to avoid costly delays and disputes, we recommend that our respective legal counsels confer as soon as possible on the text of the proposed stockholder resolution and other technical matters related to the meeting. RISCO hereby undertakes to pay all reasonable expenses of IEI incurred in connection with the special meeting, but not including any expenses incurred opposing the vote to authorize voting rights for the shares we intend to acquire.

Demand for Stockholder List.

In addition, we have enclosed a demand, under Rule 14d-5(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), to receive from IEI its most recently prepared stockholder list or, if such list was prepared as of a date earlier than ten business days before the date hereof, a newly prepared list as of the most recent practicable date, which shall be no more than ten business days prior to the date hereof. Your timely response in accordance with Rule 14d-5(a) of the Securities Exchange Act should be directed to the individuals named below.

Demand for Inspection Rights.

Finally, we also demand access to IEI to inspect and copy certain IEI records as permitted by Section 16.02 of the Massachusetts Business Corporation Act. Our demand includes access to a list of IEI stockholders (including their names and addresses showing the number of shares each holds, as well as all information in IEI’s possession relating to the beneficial owners of IEI shares (commonly referred to as the “NOBO” list)), the bylaws of IEI, including all amendments, and excerpts from minutes reflecting action taken at any meeting of the board of directors, records of any action of a committee of the board of directors while acting on behalf of the corporation, minutes of any meeting of the stockholders, and records of any action taken by the stockholders or board of directors without a meeting, in each case within the last three years. We request that these records be made available to RISCO and its representatives not later than March 13, 2007. The purposes of our demand are several, including (i) to better ensure dissemination of our offer to all stockholders, (ii) to communicate with fellow stockholders regarding the matters described in our control share acquisition statement and their voting thereon, and (iii) potentially soliciting proxies in order to change management and/or the by-laws of IEI. To the extent any such records contain material, nonpublic information, RISCO is prepared to enter into a suitable confidentiality agreement on customary terms to permit disclosure of such information.

We call your attention to the provisions of Massachusetts law imposing liability on corporate officials who improperly fail to comply with requests such as those made in this letter.

Notwithstanding the commencement of our offer and the enclosed demands, we continue to be ready to meet with the IEI Board of Directors and its representatives as soon as possible to discuss our offer. Please contact Lior Samuelson of Mercator Capital, at 703-995-5525 (e-mail: lsamuelson@mercatorcapital.com), or John Utzschneider of Bingham McCutchen LLP at 617-951-8852 (e-mail: john.utzschneider@bingham.com) to discuss any questions the Board might have.

Board of Directors

International Electronics, Inc.

March 6, 2007

We continue to believe our offer represents the best opportunity for IEI stockholders to realize value on their shares. We urge you to facilitate the ability of the IEI stockholders to make their own decision as to whether they agree with our view. If the IEI Board of Directors and management continue to try to obstruct our offer, we are prepared to take all steps necessary to ensure that IEI stockholders have the opportunity to benefit from it.

Very truly yours,

/s/ Moshe Alkelai

Moshe Alkelai

Chairman of the Board

Cc:	Albert Janjigian

Diane Balcom

Leslie Charm

    Board of Directors, International Electronics, Inc.